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                                                                NEWS RELEASE

    [LOGO]


                      INTRUSION.COM ACQUIRES MIMESTAR, INC.

        COMPANY ADDS NETWORK INTRUSION DETECTION OFFERING TO ITS GROWING
                               FAMILY OF PRODUCTS



RICHARDSON, TEXAS, JULY 5, 2000 - Intrusion.com, Inc. (NASDAQ:INTZ), a global provider of enterprise security solutions, today announced the acquisition of MimeStar, Inc., developer of the advanced network intrusion detection software, SecureNet Pro-TM-. Under the terms of the merger agreement, Intrusion.com expects to pay $4 million in cash and issue 95,969 shares of its stock to MimeStar's stockholders.

The acquisition represents a key component of Intrusion.com's strategy to provide a full range of security offerings for the protection of e-business, Web servers and internal computing systems. MimeStar's SecureNet Pro network-based intrusion detection software rounds out Intrusion.com's technology portfolio with a network-based solution that is complementary to the company's existing host-based intrusion detection, security assessment, behavior profiling, and security information analysis and management products.

According to Frost & Sullivan, intrusion detection system technology is an important component of a comprehensive enterprise security strategy. They forecast that the U.S. intrusion detection market will grow from $62.3 million in 1999 to $1.71 billion in 2006 due to growth in the use of the Internet for e-business and e-commerce.

"In today's economy, the cost of not protecting critical Internet, e-commerce and business servers can mean millions of dollars in lost profits," said Tim Kinnear, president and CEO of Intrusion.com. "The addition of SecureNet Pro software to our technology portfolio gives us a complete solution set for perimeter, internal and enterprise security. We will begin to offer SecureNet Pro to our customers by the end of this month to complement our Kane line of intrusion detection and vulnerability assessment tools."

Elliot Turner, CEO and founder of MimeStar, stated, "SecureNet Pro fits well with Intrusion.com's security technology. By combining the advanced network intrusion detection capabilities of SecureNet Pro with Intrusion.com's event analysis and statistical profiling technology, we can create a superior architecture that is unique in the industry." Mr. Turner, architect of SecureNet Pro, will relocate to Richardson, Texas and become chief architect of network intrusion detection systems at Intrusion.com.

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INTRUSION.COM ACQUIRES MIMESTAR, INC., (CONT.)                           2 of 3


"Intrusion.com currently offers host-based intrusion detection and an enterprise-grade monitoring capability to distill and highlight network traffic that IS professionals are concerned about. With the acquisition of MimeStar, the company is adding a key component - network-based intrusion detection," commented Eric Hemmendinger, senior analyst at the Aberdeen Group. "As the SecureNet Pro offering is seamlessly integrated into the existing intrusion detection family, the company will be providing IS decision-makers with comprehensive intrusion detection capabilities and the automated analysis needed to quickly respond to intrusion attempts. Now the company has all three legs to support what is already a very robust set of capabilities."

SECURENET PRO SOFTWARE: ADVANCED INTRUSION DETECTION

SecureNet Pro software offers a new level of advanced capabilities for network intrusion and misuse detection. It examines packets at wire speed to identify, log and terminate unauthorized use and misuse of computer systems by external hackers and internal personnel. SecureNet Pro detects and responds to over 300 common Internet, operating system and application attacks, in addition to other unauthorized uses of computer systems.

Attackers using commonly known techniques such as IP fragmentation can evade many network-based intrusion detection systems. SecureNet Pro addresses this issue by implementing three advanced evasion prevention techniques - IP Header validation, IP fragment re-assembly and stateful TCP session reconstruction and validation.

SecureNet Pro software incorporates an advanced scripting language to enable the rapid identification, definition and testing of new attack signatures. Because of this, Intrusion.com will be able to react swiftly to newly identified attacks and exploits by distributing updates within hours of discovery, rather than in the weeks or months taken by most other intrusion detection software vendors. These program updates will be available as a simple Internet download.

By the end of July, Intrusion.com will offer SecureNet Pro software as a stand-alone network-based intrusion detection system. The software will also be integrated with the company's Kane Secure Enterprise product to provide industry-leading analysis of information gathered from network-based intrusion detection systems, applications, servers, workstations, firewalls, routers and other devices.

FINANCIAL DETAILS

The MimeStar, Inc. acquisition will be accounted for as a purchase with Intrusion.com exchanging a combination of $4 million in cash and 95,969 shares of Intrusion.com common stock (worth approximately $1.1 million based upon Intrusion.com's June 30, 2000 closing price of $11.31 per share) for all outstanding stock of MimeStar. Intrusion.com anticipates that the majority of the purchase price will be allocated to purchased software and intangible assets, both of which will result in increased amortization expense over the next several years.

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INTRUSION.COM ACQUIRES MIMESTAR, INC., (CONT.)                           3 of 3


ABOUT INTRUSION.COM, INC.

Intrusion.com, Inc., headquartered in Richardson, Texas, develops, markets and supports a growing suite of security software and appliances to protect and secure critical information assets. From award-winning vulnerability assessment software to modular, scalable security devices, Intrusion.com's security solutions have been implemented worldwide by businesses and government entities. For more information, visit the company Web site at www.intrusion.com.

This release, other than historical information, may include forward-looking statements regarding future events or the future financial performance of the company. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: the difficulties and uncertainties in successfully developing and introducing new products, the highly competitive market for the company's products, difficulties in accurately estimating market growth, the consolidation of the information security industry, the impact of changing economic conditions, business conditions in the information security industry, the ability to manage acquisitions effectively, the impact of market peers and their products as well as risks concerning future technology and others identified in the company's Annual Report on Form 10-K and other Securities and Exchange Commission filings. These filings can be obtained by contacting Intrusion.com Investor Relations.

Kane Secure Enterprise and SecureNet Pro are trademarks of Intrusion.com, Inc. All other trademarks are the property of their respective owners.


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INVESTOR CONTACT:
Charleigh Shayne, Director, Investor Relations
972-664-8061, cshayne@intrusion.com

MEDIA CONTACT:
Michael Bernhardt, The Bernhardt Agency
503-293-8480, michaelb@bernhardtagency.com